                                                      Filed under Rule 424(b)(3)
                                         Relating to Reg. St. File No. 333-58109

                               ZEROPLUS.com, Inc.
                             (formerly e-Net, Inc.)

                              PROSPECTUS SUPPLEMENT
                             DATED FEBRUARY 15, 2000
                                  TO PROSPECTUS
                             DATED OCTOBER 27, 1999

     This Prospectus Supplement supplements the Prospectus dated October 27, 1999 for the offer and sale by certain stockholders of e-Net, Inc., a Delaware corporation (the "Company"), of shares of the Company's common stock. This Prospectus Supplement should be read together with the original Prospectus.

     Effective February 15, 2000, ZeroPlus.com Incorporated, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into the Company. As a result, the Company changed its name to ZEROPLUS.com, Inc. The Company's Nasdaq trading symbol also was changed from "ETEL" to "ZPLS". The certificates that represented the issued and outstanding shares of the common stock of the Company prior to the merger and name change continue to represent those shares after the merger and name change.